American Realty Capital Trust IV, Inc. Board of Directors

American Realty Capital Trust IV, Inc.

405 Park Avenue

New York, New York 10022

August 20, 2013

Re:	Removal of Floor With Respect to Calculation of Subordinated Distribution in Net Sales Proceeds

As more fully described in this letter, AR Capital, LLC (“ARC”), as the sole owner of American Realty Capital Trust IV Special Limited Partner, LLC (“ARCT IV Special Limited Partner”), is pleased to inform you that it intends on waiving any portion of the subordinated distribution in net sales proceeds to which it would be entitled as result of the price “floor” in the pending transaction between American Realty Capital Trust IV, Inc.’s (“ARCT IV”) and American Realty Capital Properties, Inc. (“ARCP”), pursuant to that certain Agreement and Plan of Merger, dated as of July 1, 2013 (the “Merger Agreement”), that it would not otherwise be entitled to pursuant to the Amended and Restated OP Agreement (defined below).

As you are currently aware, pursuant to that certain Amended and Restated Limited Partnership Agreement (the “Amended and Restated OP Agreement” ) of American Realty Capital Operating Partnership IV, L.P. (“ARCT IV OP”), dated as of November 12, 2012, and as agreed to in that certain Letter Agreement, dated as of July 1, 2013, among ARCP, ARCT IV, ARCT IV OP, American Realty Capital Advisors IV, LLC, American Realty Capital Properties IV, LLC, ARCT IV Special Limited Partner, ARC Properties Operating Partnership, L.P. and Thunder Acquisition, LLC, ARCT IV Special Limited Partner would be entitled to a subordinated distribution in net sales proceeds (the “Incentive Fee”) equal to 15% of the amount of the net sales proceeds remaining from the sale of ARCT IV, following the return of 100% of the ARCT IV stockholders’ capital contributions, plus a 6% hurdle. Under the current terms of the merger agreement, ARCT IV stockholders electing stock consideration will enjoy a “floor” by which their stock consideration cannot fall below $30.62 per ARCT IV share. Based upon this “floor” and an assumed 25% cash election by ARCT IV stockholders (the maximum cash election) at $30.00 per share, the estimated Incentive Fee would be approximately $65.2 million. Note, however, that the Incentive Fee could be higher if, based on the trading price of ARCP common stock and the exchange ratio of 2.05, the value of the stock consideration is higher than the “floor” at the closing of the transaction.

Despite the above, ARC, the sole owner of ARCT IV Special Limited Partner, has hereby irrevocably elected to forego the “floor” described above with respect to the calculation of the Incentive Fee and will now allow the portion of the Incentive Fee based on the stock consideration to be based solely on the five-day volume weighted average price of ARCP common stock leading up to the closing of the transaction without reference to any “floor.” Based upon the five-day volume weighted average price through the close of trading of ARCP’s common stock on August 19, 2013 of $13.12 and assuming a 25% cash election at $30.00 per share, the ARCT IV Special Limited Partner would receive an Incentive Fee totaling approximately $33.5 million, representing a decrease in the fee of approximately $31.7 million from the $65.2 million fee described above. ARCT IV may rely on and enforce the foregoing election.

As noted by the potential impact of removing the “floor” from the Incentive Fee calculation, ARC has foregone certainty in the compensation which it expects to receive and has aligned itself with the ARCT IV stockholders. The Incentive Fee will now be tied to the performance of ARCP common stock, an entity which it also sponsors.

Sincerely,

/s/ Nicholas S. Schorsch

Nicholas S. Schorsch

Chairman and Chief Executive Officer, AR Capital, LLC

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